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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 CEPHALON, INC.
                                     *****

     Cephalon, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: The restated Certificate of Incorporation is hereby amended by deleting the first sentence of Article Fourth thereof and inserting the following in lieu thereof:

               FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two hundred-five million (205,000,000), of which two hundred million (200,000,000) shares are Common Stock and five million (5,000,000) shares are Preferred Stock, and the par value of each of such shares is one cent ($0.01), amounting in the aggregate to two million fifty thousand dollars ($2,050,000.00).

     SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Cephalon, Inc. has caused this certificate to be signed by Frank A. Baldino, Jr., its Chairman and Chief Executive Officer, this 15th day of May, 2002.


                                        CEPHALON, INC.


                                        By: /s/ Frank A. Baldino, Jr.
                                            -----------------------------
                                            Frank A. Baldino, Jr.
                                            Chairman and Chief Executive Officer